Exhibit 5.1

[LETTERHEAD OF WINSTON & STRAWN LLP]

September 28, 2004

The Wornick Company
10825 Kenwood Road
Cincinnati, Ohio 42542

Ladies and Gentlemen:

We have acted as special counsel for The Wornick Company, a Delaware corporation (the “Issuer”), and certain subsidiaries of the Issuer listed on Annex A hereto (the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”) relating to the 10 7/8% Senior Secured Notes due 2011 of the Issuer in the aggregate principal amount of $125,000,000 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Exchange Guarantees” and, together with the Exchange Notes, the “Exchange Securities”). The Exchange Notes and the Exchange Guarantees are to be offered by the Issuer and the Guarantors, respectively, in exchange for $125,000,000 in aggregate principal amount of the Issuer’s outstanding 10 7/8% Senior Secured Notes due 2011 (the “Original Notes”) and the guarantees of the Original Notes by the Guarantors (the “Original Guarantees” and, together with the Original Notes, the “Original Securities”).  The Exchange Securities will be issued under the Indenture, dated as of June 30, 2004 (the “Indenture”), by and among the Issuer, the Guarantors and U.S. Bank National Association, as trustee.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the prospectus (the “Prospectus”) contained in the Registration Statement.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, (iii) the Certificate of Incorporation or the Certificate of Limited Partnership of the Issuer and each of the Guarantors, as applicable, as in effect on the date hereof, (iv) the By-Laws or the Limited Partnership Agreement of the Issuer and each of the Guarantors, as applicable, as in effect on the date hereof, (v) the form of the Exchange Securities, and (vi) resolutions adopted by the Board of Directors or the General Partner of the Issuer and each of the Guarantors, as applicable, authorizing, among other things, the filing of the Registration Statement and the issuance and exchange of the Exchange Securities for the Original Securities.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuer and/or the Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Issuer and/or the Guarantors, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  In making our examination of documents executed by parties other than the Issuer and the Guarantors, we have assumed that such parties have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.  As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and/or the Guarantors.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.             The issuance and exchange of the Exchange Notes for the Original Notes and the issuance of the Exchange Guarantees have been duly authorized by all requisite action on the part of the Issuer and the Guarantors, respectively.

2.             The Exchange Notes will be valid and binding obligations of the Issuer, entitled to the benefits of the Indenture and enforceable against the Issuer in accordance with their terms, when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), shall have become effective under the Act, (ii) the Exchange Securities are duly executed and authenticated in accordance with the provisions of the Indenture and (iii) the Exchange Securities shall have been issued and delivered in exchange for the Original Securities pursuant to the terms set forth in the Registration Statement.

3.             The Exchange Guarantees will be valid and binding obligations of each of the Guarantors, entitled to the benefits of the Indenture and enforceable against such applicable Guarantor in accordance with its terms, when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), shall have become effective under the Act, (ii) the

Exchange Securities are duly executed and authenticated in accordance with the provisions of the Indenture and (iii) the Exchange Securities shall have been issued and delivered in exchange for the Original Securities pursuant to the terms set forth in the Registration Statement.

The foregoing opinions 2. and 3. are qualified to the extent that enforceability may be limited by or subject to: (x) the effect of bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, arrangement, moratorium or other similar laws, proceedings or court decisions now or hereafter in effect relating to creditors’ rights generally; (y) the availability of the remedies of specific performance or injunctive relief; and (z) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) including, without limitation, an implied covenant of good faith, fair dealing and conscionability.

The foregoing opinions are limited to the federal laws of the United States of America, the laws of the State of New York, the General Corporation Law of the State of Delaware and the Revised Uniform Limited Partnership Act of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported decisions interpreting those laws.  We express no opinion with respect to the laws of any other state or jurisdiction or as to the application of the securities or blue sky laws of the various states to the issuance of the Exchange Securities.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

Very truly yours,

/s/ Winston & Strawn LLP

ANNEX A

Subsidiaries of the Issuer

Name	Jurisdiction of Organization

The Wornick Company Right Away Division	Delaware

Right Away Management Corporation	Delaware

The Wornick Company Right Away Division, L.P.	Delaware